Exhibit 8

         TENDER AND STOCKHOLDER SUPPORT AGREEMENT

          TENDER AND STOCKHOLDER SUPPORT AGREEMENT, dated as of February 5, 2001 (the "Agreement"), by and among Flipside, Inc., a Delaware corporation
("Purchaser"), Flipside Acquisition Corporation, a
Delaware corporation and a wholly-owned subsidiary of Purchaser ("Merger Sub"), and Frederick R. Krueger (the
"Stockholder") whose address is 2685 Pacific Avenue,
San Francisco, CA  94115.

                       RECITALS

          WHEREAS, Purchaser, Merger Sub and Uproar
Inc., a Delaware corporation (the "Company"), propose to enter into an Agreement and Plan of Merger, dated as of February 5, 2001 (as the same may be amended or supplemented from time to time, the "Merger
Agreement"), which provides, among other things, that Merger Sub will make a cash tender offer (the "Offer") for all of the outstanding capital stock of the Company and, after expiration of the Offer, will merge with and into the Company (the "Merger"), in each case upon the terms and subject to the conditions in the Merger
Agreement (including Exhibit A thereto) (with all capitalized terms used but not defined herein having the meanings set forth in the Merger Agreement);

          WHEREAS, the Stockholder owns 5,343,775
shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") (such shares of Common
Stock, together with any other shares of capital stock of the Company acquired (whether beneficially or of record) by the Stockholder after the date hereof and during the term of this Agreement, including any shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any warrants or options, and the conversion of any convertible securities or otherwise being collectively referred to herein as, the "Subject Shares");

          WHEREAS, as a condition to the willingness of Purchaser and Merger Sub to enter into the Merger
Agreement and make the Offer, Purchaser has required that the Stockholder agree and, in order to induce
Purchaser and Merger Sub to enter into the Merger
Agreement, the Stockholder has agreed, to enter into this Agreement.

          NOW, THEREFORE, to induce Purchaser and
Merger Sub to enter into, and in consideration of their entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

          1.   Representations and Warranties of the
Stockholder. The Stockholder hereby represents and warrants to Purchaser and Merger Sub as of the date hereof in respect of himself as follows:

            (a) Authority. The Stockholder has the legal capacity and all requisite power and authority to execute and deliver this Agreement and to perform his obligations and consummate the transactions contemplated hereby.
     To the extent applicable, the execution, delivery and performance by the Stockholder of this Agreement and the consummation by him of the transactions contemplated hereby have been duly and validly authorized by the Stockholder and no other action or proceedings on the part of the Stockholder are necessary to authorize the execution and delivery by him of this Agreement and the consummation by him of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder, and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

            (b) The Subject Shares. The Stockholder is the record and beneficial owner of, and has good and marketable title to, the Subject Shares, free and clear of any and all Encumbrances, except as disclosed on Annex A. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company (or rights to acquire any such shares) other than the Subject
     Shares. Except as otherwise set forth herein, the Stockholder has the sole right to vote, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Sections 3, 4 and 5 hereof, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Stockholder's Subject Shares, with no material limitations, qualification or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

            (c) No Conflicts. (A) No material filing with, and no material permit, authorization, consent or approval of, any state, federal or foreign public body or authority is necessary for the execution of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby, (B) the execution and delivery of this Agreement by the Stockholder do not, and the consummation by him of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or breach or default (with or without notice or lapse of time or both) under (1) any provision of any material trust, loan or credit agreement, note, bond, mortgage, indenture, guarantee, lease, license, contract or other agreement to which he is a party or by which he is bound, or (2) any material franchise, judgment, order, writ, injunction, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or his property or assets, and (C) the execution and delivery of this Agreement by the Stockholder do not, and the consummation by him of the transactions contemplated hereby will not, violate any material laws applicable to the Stockholder.

            (d) The execution and delivery of this Agreement is not conditioned upon the execution and delivery of any similar agreement by any other stockholder. The Stockholder is entering into this Agreement voluntarily without regard to the actions of any other stockholder.

            (e) Notwithstanding the foregoing, the Stockholder does not make any representations and warranties with respect to its Subject Shares to the extent the Stockholder is unable to make such representations and warranties pursuant to the restrictions set forth in Annex A.

          2.   Representations and Warranties of Purchaser
     and Merger Sub.   Each of Purchaser and Merger Sub hereby,
     jointly and severally, represents and warrants to the Stockholder as of the date hereof as follows:

            (a)  Organization.  Each of Purchaser and Merger
     Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

            (b) Authority. Each of Purchaser and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to perform its respective obligations and consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser and Merger Sub of this Agreement and the consummation by them of the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of Purchaser and Merger Sub and no other corporate or other action or proceedings on the part of Purchaser and Merger Sub are necessary to authorize the execution and delivery by them of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and Merger Sub, and constitutes a valid and binding obligation of Purchaser and Merger Sub enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

            (c) No Conflicts. Except for (i) the filings provided for in Section 2.3 of the Merger Agreement and the filings required under the Exchange Act and the Securities Act, (ii) the filings required under the HSR Act, and any other applicable law governing antitrust or competition matters, and any Consents required or permitted to be obtained pursuant to the laws of any Foreign Antitrust Laws, (iii) the filings required under the rules and regulations of the NASD, (iv) the applicable requirements of state securities, takeover or Blue Sky laws, and (v) such notifications, filings, authorizing actions, orders and approvals as may be required under other laws, (A) no material filing with, and no material permit, authorization, consent or approval of, any state, federal or foreign public body or authority is necessary for the execution of this Agreement by Purchaser and Merger Sub and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby, (B) the execution and delivery of this Agreement by Purchaser and Merger Sub do not, and the consummation by them of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or breach or default (with or without notice or lapse of time or both) under (1) the charter documents of Purchaser or Merger Sub, (2) any provision of any material trust, loan or credit agreement, note, bond, mortgage, indenture, guarantee, lease, license, contract or other agreement to which Purchaser or Merger Sub is a party or by which it is bound, or (3) any material franchise, judgment, order, writ, injunction, notice, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or Merger
     Sub or their respective properties or assets, and (C) the execution and delivery of this Agreement by Purchaser and Merger Sub do not, and the consummation by them of the transactions contemplated hereby will not, violate any laws applicable to Purchaser or Merger Sub, except in the case of clauses (B)(2), (B)(3) and
     (C) above, for any such conflicts, violations, breaches or defaults that would not have a material adverse effect on the ability of Purchaser or Merger Sub to consummate the transactions contemplated hereby.

          3.   Tender of Subject Shares.

            (a) Purchaser and Merger Sub jointly and severally agree subject to the conditions of the Offer set forth in Exhibit A to the Merger Agreement and the other terms and conditions of the Merger Agreement, that (i) Merger Sub will commence the Offer within ten business days after the date of the Merger Agreement and (ii) Merger Sub will accept for payment, purchase and pay for, in accordance with the terms of the Offer and the Merger Agreement, all shares of Common Stock validly tendered pursuant to the Offer.

           (b) The Stockholder agrees (i) to tender the Subject Shares into the Offer promptly, and in any event no later than the fifth business day following the commencement of the Offer, or, if the Stockholder has not received the Offer Documents by such time, within two business days following receipt of such documents but in any event prior to the date of expiration of such Offer, in each case, free and clear of any Encumbrances except those arising from this Agreement and (ii) not to withdraw any Subject Shares so tendered. If the Stockholder acquires Subject Shares after the date hereof, the Stockholder shall tender (or cause the record holder to tender) such Subject Shares on or before such fifth business day or, if later, on or before the second business day after such acquisition and shall not withdraw any such Subject Shares. The Stockholder acknowledges and agrees that Purchaser's and Merger Sub's obligation to accept for payment and pay for the Subject Shares in the Offer is subject to the terms and conditions of the Offer. Notwithstanding the foregoing, to the extent the Stockholder's rights to tender its Subject Shares (or take any other action) pursuant to this Section 3(b) are restricted as set forth on Annex A hereto, with respect to such Subject Shares, the Stockholder agrees only to use his reasonable best efforts to cause such tender (and other actions) to occur.

            (c) The Stockholder will receive the same Offer Consideration received by other stockholders of the Company in the Offer with respect to Subject Shares tendered by him in the Offer. In the event that, notwithstanding the provisions of the first sentence of
     Section 3(b), any Subject Shares are for any reason withdrawn from the Offer, such Subject Shares will remain subject to the terms of this Agreement.

            (d)  The Stockholder hereby agrees to permit
     Purchaser to publish and disclose in the Offer Documents and, if approval of the stockholders of the Company is required under applicable law, the Proxy Statement (including all documents and schedules filed with the SEC), his identity and ownership of Common Stock and the nature of the Stockholder's commitments, arrangements and understandings under this Agreement.

          4.   Agreement to Vote.  The Stockholder agrees that:

            (a) At any meeting of stockholders of the Company called to vote upon the Merger Agreement and the transactions contemplated thereby, however called, or at any adjournment thereof or in connection with any written consent of the holders of Common Stock or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement and the transactions contemplated thereby is sought, the Stockholder shall be present (in person or by proxy) and shall vote (or cause to be voted) all Subject
     Shares then held of record or beneficially owned by the Stockholder in favor of the Merger and the Merger Agreement and the transactions contemplated thereby.

            (b) At any meeting of stockholders of the Company, however called, or at any adjournment thereof or in connection with any written consent of the holders of Common Stock or in any other circumstances upon which a vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) all Subject Shares then held of record or beneficially owned by the Stockholder against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger, the Offer or the other transactions contemplated by this Agreement and the Merger Agreement, including, but not limited to: (i) any Acquisition Proposal; (ii) any action that is likely to result in a breach in any respect of any representation, warranty, covenant or any other obligation or agreement of the Company under the Merger Agreement or result in any of the conditions set forth in Exhibit A to the Merger Agreement not being fulfilled; (iii) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company and/or its Subsidiaries; (iv) a sale, lease or transfer of a material amount of assets of the Company and its Subsidiaries or a reorganization, recapitalization, dissolution, winding up or liquidation of the Company and/or its Subsidiaries; (v) any change in the management or board of directors of the Company, except as otherwise agreed to in writing by Purchaser; (vi) any material change in the present capitalization or dividend policy of the Company; or (vii) any other material change in the Company's corporate structure, business, certificate of incorporation or bylaws.

            (c) The Stockholder understands and acknowledges that Purchaser and Merger Sub are entering into the Merger
     Agreement in reliance upon the Stockholder's execution and delivery of this Agreement.

            (d) Except as expressly set forth in this Section 4, the Stockholder shall retain all of its voting rights with respect to the Subject Shares.

            (e) Notwithstanding the foregoing Sections (a) through (d), to the extent the Stockholder's voting rights (and rights to take such other actions specified in Sections 4(a) and (b)) are restricted as set forth on Annex A, with respect to such Subject Shares, the Stockholder agrees only to use his reasonable best efforts to cause the actions specified in Sections (a) through (d) hereof.

           5. Restriction on Transfer. The Stockholder agrees not (a) to sell, transfer, pledge, encumber, assign or otherwise dispose of (collectively, "Transfer"), or enter into any contract, option or other arrangement or understanding with respect to the Transfer by the Stockholder of, any of the Subject Shares or offer any interest in any thereof to any Person other than pursuant to the terms of the Offer, the Merger or this Agreement, (b) to enter into any voting arrangement or understanding, whether by proxy, power of attorney, voting agreement, voting trust or otherwise with respect to the Subject Shares, or (c) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement.

          6.   No Solicitation of Acquisition Proposals.
The Stockholder shall not, and shall not authorize, permit or cause any of its employees, agents and representatives (including the Financial Advisor or any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) to, directly or indirectly, (i) initiate, solicit, or otherwise encourage any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal or
(ii) initiate or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or entity relating to an Acquisition Proposal, whether made before or after the date of this Agreement, or otherwise facilitate any effort or attempt to make or implement or consummate an Acquisition Proposal. The
Stockholder shall immediately communicate to Purchaser, to the same extent as is required by the Company pursuant to Section 8.9(c) of the Merger Agreement, the terms, and other information concerning, any proposal, discussion, negotiation or inquiry and the identity of the party making such proposal or inquiry which the Stockholder may receive in respect of any such Acquisition Proposal. Any action taken or omitted to be taken by the Company or any member of the Board of Directors of the Company, including any action taken by the Stockholder in the Stockholder's capacity as a director or officer of the Company, in accordance with
Section 8.9(b) of the Merger Agreement shall be deemed not to violate this Section 6.

          7. Further Assurances. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, each party hereto will, from time to time and without further consideration, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments and shall take all such other action as any other party may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, including (a) vesting good title to the Subject Shares in Merger Sub and (b) using its reasonable best efforts to make promptly all regulatory filings and applications, including, without limitation, under the HSR Act, and to obtain all licenses, permits, consents, approvals, authorizations, qualification and orders of governmental authorities and parties to contracts as are necessary for the consummation of the transactions contemplated by this Agreement. Without in any way limiting the foregoing, the Stockholder shall, as soon as practicable but in no event later than the date on which the Stockholder is obligated to tender his Subject Shares pursuant to
Section 3(b) or Section 3(c), obtain the release of the Encumbrances set forth on Annex A hereto.

          8.   Termination.  Except for Section 10 (and
Sections 7 and 11 through 15 to the extent they relate thereto), which shall terminate in accordance with the terms set forth therein, this Agreement, and all obligations, agreements and waivers hereunder, will terminate and be of no further force and effect on the earlier of: (a)
180 days after the date the Merger Agreement is terminated in accordance with its terms; and (b) the Effective Time; provided, however, that nothing herein shall relieve any party from liability for any breach hereof.

          9.   Waiver of Appraisal and Dissenter's Rights.
The Stockholder waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that the Stockholder may have with respect to the Stockholder's Subject Shares.

         10. Stockholder Capacity. The Stockholder signs solely in its capacity as the record holder and beneficial owner of the Stockholder's Subject Shares and nothing herein shall limit or affect any actions taken by the Stockholder in his capacity as an officer or director of the Company to the extent not prohibited by the Merger Agreement. This Section shall survive termination of this Agreement.

         11.  Purchaser Guarantee.  Purchaser hereby
guarantees the due performance of any and all obligations and liabilities of Merger Sub under or arising out of this Agreement and the transactions contemplated hereby.

          12.  Enforcement.  The parties agree that
irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to the remedy of specific performance of such provisions and to an injunction or injunctions and/or such other equitable relief as may be necessary to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court located in New York, New
York or Los Angeles, California, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto
(a) consents to submit such party to the personal jurisdiction of any federal or state court located in New York, New York or Los Angeles, California in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a federal or state court sitting in New York, New
York or Los Angeles, California and (d) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

          13. Stop Transfer Order; Legend. In furtherance of this Agreement, concurrently herewith, the Stockholder shall, and hereby does authorize the Company or its counsel, to notify the Company's transfer agent that there is a stop transfer order with respect to all of the Subject Shares (and that this Agreement places limits on the voting and transfer of such shares). If requested by Purchaser, the Stockholder agrees as promptly as is reasonably practicable to apply a legend to all certificates representing the Subject Shares referring to any and all rights granted to Purchaser by this Agreement; provided that, no such legend shall restrict the transfer of the Subject Shares if such transfer is made pursuant to the Offer.

          14. Adjustments to Prevent Dilution, Etc. In the event of a stock dividend or distribution, or any change in the Company's Common Stock by reason of any stock dividend, split-up, reclassification, recapitalization, combination, exchange of shares or the like, the term "Subject Shares" shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Subject
Shares may be changed or exchanged. In such event, the amount to be paid per share by Purchaser shall be proportionately adjusted.

         15.  General Provisions.

            (a) Amendments. This Agreement may not be modified, altered, supplemented or amended except by an instrument in writing signed by each of the parties hereto.

            (b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Purchaser or Merger
     Sub in accordance with Section 11.2 of the Merger Agreement and to the Stockholder at the address set forth above (or to such other address as any party may have furnished to the other parties in writing in accordance herewith).

            (c) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            (d) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

            (e) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including, without limitation, the documents and instruments referred to herein), (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person or entity other than the parties hereto any rights or remedies hereunder.

            (f) Binding Agreement. This Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon the parties and any person or entity to which legal or beneficial ownership of the Subject Shares shall pass, whether by operation of law or otherwise, including, without limitation, the Stockholder's administrators or successors. Notwithstanding any transfer of Subject Shares, the transferor shall remain liable for the performance of all obligations of the transferor under this Agreement.

            (g)  Governing Law.  This Agreement shall be
     governed by, and construed in accordance with, the laws of the State of Delaware, without reference to the conflict of laws principles thereof.

            (h) Costs and Expenses. Whether or not the Offer or the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

            (i) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of Stockholder or Merger Sub and Purchaser, as the case may be, provided that Merger Sub or Purchaser may assign, in its respective sole discretion, its rights and obligations hereunder to any direct or indirect subsidiary of Purchaser.

            (j)  Severability.  Whenever possible, each
     provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.


                  [Signature Pages Follow]

               IN WITNESS WHEREOF, Purchaser, Merger Sub and the Stockholder have caused this Agreement to be signed by an authorized person as of the date first written above.

                             PURCHASER:
                             FLIPSIDE, INC.

                             By: /s/ HUBERT JOLY
                                ------------------------------
                                Name: Hubert Joly
                                Title: Chairman


                             MERGER SUB:
                             FLIPSIDE ACQUISITION CORPORATION

                             By: /s/ SCOTT TOLLEFSEN
                                ------------------------------
                                Name: Scott Tollefsen
                                Title: Secretary

                             STOCKHOLDER

                             FREDERICK R. KRUEGER

                              /s/ FREDERICK R. KRUEGER
                             ---------------------------------

                         ANNEX A


1.    Mr.  Krueger is restricted from transferring
      3,967,288 Subject Shares pursuant to letter agreement between him and the Company in connection with the acquisition by the Company of iwin.com, Inc., a corporation organized under the laws of Delaware.
      Certain rights with respect to such shares of Mr.
      Krueger are also restricted pursuant to the Target
      Affiliate Agreement, dated October 20, 2000, by and among Messrs. Janssen, Kaufman and Krueger, the
      Company, Kevin Wendle and Fred Nazem. As of the date hereof, the Stockholder has received written consent from the Company to enter into this Agreement and take all necessary actions pursuant hereto.

2. 396,728 Subject Shares held by Mr. Krueger are held in escrow pursuant to the Escrow Agreement made by and among the Company, Mr. Krueger and The Chase
      Manhattan Bank, dated October 20, 2000. Such shares are also included in the shares described in Footnote
      1.

3. Mr. Krueger is restricted from transferring 1,311,386 of his Subject Shares pursuant to a letter agreement between him and the Company in connection with the acquisition by the Company of Trafficmarketplace.com, Inc., a corporation organized under the laws of Delaware ("TMP"). As of the date hereof, he has received written consent from the Company to enter into this Agreement and take all necessary actions pursuant hereto.

4. 131,193 Subject Shares held by Mr. Krueger are held in escrow pursuant to the Escrow Agreement by and among the Company, Mr. Krueger and certain former stockholders of TMP, dated December 14, 2000. Such shares are also included in the shares described in Footnote 3.

5. 529,307 Subject Shares held by Mr. Krueger are held in escrow pursuant to the Nasdaq Escrow Agreement by and among the Company, Mr. Krueger and certain former stockholders of TMP, dated as of December 14, 2000.
      Such shares are also included in the shares described in Footnote 3.
                                A-1